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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                          Date of Report: March 9, 2001
                        (Date of earliest event reported)


                         INLAND REAL ESTATE CORPORATION
             (Exact name of registrant as specified in the charter)


          Maryland                     0-28382                    36-3953261
(State or other jurisdiction     (Commission File No.)          (IRS Employer
      of incorporation)                                      Identification No.)

                              2901 Butterfield Road
                            Oak Brook, Illinois 60523
                    (Address of Principal Executive Offices)

                                 (630) 218-8000
               Registrant's telephone number including area code)

                                       N/A

          (Former name or former address, if changed since last report)



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ITEM 5.     OTHER EVENTS

     Norbert J. Treonis, the Company's president, resigned on Friday, March 9, 2001 citing personal reasons. Robert D. Parks, the Company's chairman for the past six years will reassume the duties of president and chief executive officer. Mr. Parks previously served in these positions from October 1994 through June 2000. Mr. Parks, along with Mr. G. Joseph Cosenza, also a member of the Company's board of directors for the past six years, was named to the Company's management committee. Mr. Parks will not receive any additional compensation for serving as president and chief executive officer. The board did not name a replacement to fill the vacancy on the board created by Mr. Treonis' resignation.

     In connection with Mr. Treonis' resignation, the Company and Mr. Treonis entered into a "Separation Agreement." Under this agreement, the Company paid Mr. Treonis $57,451.93 (which, after withholding taxes, nets to $34,801.92). The Company's board of directors had raised questions regarding an employment agreement signed by Mr. Treonis in December 2000. This agreement purportedly replaced a prior employment agreement signed by Mr. Treonis in July 2000. As part of the Separation Agreement, Mr. Treonis canceled and assigned to the Company any rights he may have had to shares of the Company's common stock, which were issued under the December agreement. The Separation Agreement contains mutual releases by Mr. Treonis and the Company of all claims arising from or relating to the signing of the December agreement.

     Copies of the December employment agreement, the Separation Agreement and employment agreements entered into with certain members of the Company's management committee are attached to this Form 8-K as exhibits.



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ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

     10.1 Separation Agreement, dated March 9, 2001, by and between the Company and Norbert Treonis.

     10.2 Employment Agreement, dated December 14, 2000, by and between the Company and Norbert Treonis.

     10.3 Employment Agreement, dated December 14, 2000, by and between the Company and Samuel A. Orticelli.

     10.4 Employment Agreement, dated December 14, 2000, by and between the Company and Mark E. Zalatoris.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



         INLAND REAL ESTATE CORPORATION

         Dated March 15, 2001



         By:  /s/ Robert D. Parks
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              Robert D. Parks,
              President and Chief Executive Officer



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